Exhibit 4.3
Certificate of Trust of
Navigators Capital Trust I
     This Certificate of Trust of Navigators Capital Trust I (the “Trust”), is being duly executed and filed by the undersigned trustees to form a statutory trust under the Delaware Statutory Trust Act (12 Del. Code, Section 3801 et seq.) (the “Act”).
     1. Name. The name of the statutory trust formed hereby is Navigators Capital Trust I.
     2. Delaware Trustee. The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware is BNY Mellon Trust of Delaware, White Clay Center, Route 273, Newark, Delaware 19711, Attention: Corporate Trust Administration.
     3. Effective Time. This Certificate of Trust will be effective upon its filing with the Secretary of State of the State of Delaware.
     4. Counterparts. This Certificate of Trust may be executed in one or more counterparts.
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     In Witness Whereof, the undersigned, being all of the trustees of the Trust as of the date of filing of this Certificate of Trust, have executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

BNY Mellon Trust of Delaware, not in its individual capacity, but solely as Delaware Trustee
By:	/s/ Kristine K. Gullo
	Name:	Kristine K. Gullo
	Title:	Vice President

The Bank of New York Mellon, not in its individual capacity, but solely as Property Trustee
By:	/s/ Sherma Thomas
	Name:	Sherma Thomas
	Title:	Assistant Treasurer

/s/ Bruce J. Byrnes
Bruce J. Byrnes, not in his individual capacity,
but solely as Regular Trustee